Exhibit 99.1
Contact Information:

Brent Stumme	Derek Brown
LoopNet, Inc.	LoopNet, Inc
Chief Financial Officer	VP, Investor Relations & Corporate Planning
415-284-4310	415-284-4310
LOOPNET, INC. ANNOUNCES FIRST QUARTER 2011
FINANCIAL RESULTS
•	Revenue growth further accelerates, increases 10% year over year

•	Largest increase in Premium Members since the second quarter of 2007

•	Record listings and profile views

•	Property Comps hits new high, once again
SAN FRANCISCO, CALIF. – April 27, 2011 – LoopNet, Inc. (NASDAQ: LOOP), today announced financial results for the first quarter 2011. The company also issued a separate press release earlier today announcing that it has entered into an agreement to be acquired by CoStar Group, Inc.
LoopNet’s revenue for the first quarter of 2011 was $20.7 million, compared to $20.0 million in the fourth quarter of 2010, and $18.8 million in the first quarter of 2010. Net income applicable to common stockholders for the first quarter of 2011 was $1.8 million or $0.04 per diluted share, compared to $2.3 million or $0.05 per diluted share in the first quarter of 2010. Non-GAAP net income for the first quarter of 2011 was $4.0 million or $0.10 per diluted share, compared to $4.0 million or $0.09 per diluted share in the first quarter of 2010.
LoopNet’s Adjusted EBITDA (earnings before net interest and other income (expense), income taxes, depreciation, amortization, stock-based compensation and acquisition related costs) for the first quarter of 2011 was $7.0 million, compared to $6.9 million in the first quarter of 2010.
“We are extremely pleased with our strong performance in the first quarter of 2011. Our results reflect LoopNet’s success in expanding the scale of our marketplace and the range of tools and information services we deliver to our users. By enhancing our offering and reaching an expanded set of customers, we have created significant value for LoopNet stockholders,” said LoopNet chairman and CEO, Rich Boyle.

Key operating metrics and business highlights from the first quarter of 2011 include:
•	Unique paying subscribers to one or more of LoopNet’s commercial real estate related services was 91,147, as of the end of the quarter;

•	Average monthly price paid by the company’s unique subscribers was $58.77 during the quarter;

•	LoopNet Premium Members were 70,692, as of the end of the quarter;

•	Average monthly price of LoopNet Premium Membership was $66.85 during the quarter;

•	Total commercial real estate listings active on the LoopNet marketplace were 816,471, as of the end of the quarter;

•	Total profile views of listings on the LoopNet marketplace were 76.5 million during the quarter;

•	LoopNet Registered Members, which includes Basic and Premium Members, were 4,833,200, as of the end of the quarter; and,

•	Average monthly unique visitors to LoopNet owned websites; including LoopNet.com, CityFeet.com, LandandFarm.com, LandsofAmercia.com, BizQuest.com and BizBuySell.com was approximately 3.0 million during the quarter, as reported by comScore Media Metrix.
Balance Sheet and Liquidity
As of March 31, 2011, LoopNet had $97.3 million of cash, cash equivalents and short-term investments and no debt.

Conference Call Information
LoopNet and CoStar Group will host a joint conference call today at 2:00 p.m. PDT, 5:00 p.m. EDT. To participate in the conference call, please dial 877-209-9920 if you are calling from within the United States or 612-332-0530 if you are calling from outside the United States, and enter pass code number 202437. Please dial-in five minutes early to avoid excess holding.
Use of Non-GAAP Financial Measures
This press release includes discussions of Adjusted EBITDA, non-GAAP net income and non-GAAP net income per share, which are non-GAAP financial measures provided as a complement to results provided in accordance with accounting principles generally accepted in the United States of America (“GAAP”). The term “Adjusted EBITDA” refers to a financial measure that we define as earnings before net interest and other income (expense), income taxes, depreciation, amortization, stock-based compensation and acquisition related costs. The term “non-GAAP net income” refers to a financial measure that we define as net income before stock-based compensation, acquisition related costs and amortization of acquired intangible assets. Non-GAAP net income is also provided on a per share basis, using shares outstanding at the relevant period of measurement. Adjusted EBITDA, non-GAAP net income and non-GAAP net income per share are not substitutes for measures determined in accordance with GAAP, and may not be comparable to Adjusted EBITDA, non-GAAP net income and non-GAAP net income per share as reported by other companies. We believe Adjusted EBITDA to be relevant and useful information to our investors as this measure is an integral part of our internal management reporting and planning process and is the primary measure used by our management to evaluate the operating performance of our business. The components of Adjusted EBITDA include the key revenue and expense items for which our operating managers are responsible and upon which we evaluate their performance, and we also use Adjusted EBITDA for planning purposes and in presentations to our board of directors. We believe non-GAAP net income and non-GAAP net income per share to be relevant and useful information to our investors as they provide meaningful insight into the Company’s performance while excluding infrequent and non-recurring items that may not be considered directly related to our on-going business operations. We believe that non-GAAP net income and non-GAAP net income per share are also used by companies and investors to evaluate comparable performance in the online marketplace and platform industry. We also believe that Adjusted EBITDA, non-GAAP net income and non-GAAP net income per share allow for a more accurate comparison of our operating results over historical periods. A limitation of Adjusted EBITDA, non-GAAP net income and non-GAAP net income per share is that they do not include all items that impact our net income for the period. Management compensates for this limitation by also relying on the comparable GAAP financial measure of net income, which includes the items that are excluded from Adjusted EBITDA, non-GAAP net income and non-GAAP net income per share. Management believes that these non-GAAP measures should be considered as a complement to, and not as a substitute for, or superior to, the corresponding measures calculated in accordance with GAAP. A reconciliation of these non-GAAP measures to GAAP is provided in the attached tables.
About LoopNet, Inc.
LoopNet operates the most heavily trafficked commercial real estate marketplace online with more than 4 million registered members and more than 6 million unique visitors quarterly, as reported by Google Analytics.
The LoopNet marketplace covers all commercial property categories, including office, industrial, retail, multifamily (apartment properties for sale), hotel, land, specialty properties, investment properties and businesses for sale. LoopNet customers include virtually all of the top commercial real estate firms in the U.S., including Apartment Realty Advisors, Cassidy Turley, CB Richard Ellis, Coldwell Banker Commercial, Colliers International, Cushman & Wakefield, Grubb & Ellis, Jones Lang LaSalle, Lincoln Property Company, NAI Global, Newmark Knight Frank, ProLogis, The Shopping Center Group and Sperry Van Ness.

Forward Looking Statements
This release contains forward-looking statements regarding LoopNet’s expectations regarding its future financial results as well as trends in the commercial real estate industry. These statements are based on current information and expectations that are inherently subject to change and involve a number of risks and uncertainties. Actual events or results might differ materially from those in any forward-looking statement due to various factors, including, but not limited to economic events or trends in the commercial real estate market or in general, the effects of recent economic and consumer confidence trends on global and domestic financial markets, including credit available to real estate purchasers, our ability to continue to attract and retain new registered members, convert registered members into premium members and retain such premium members, seasonality, our ability to manage our growth, our ability to successfully integrate the technologies, operations and personnel of acquired businesses in a timely manner, our ability to obtain the expected strategic and financial benefits from acquisitions, our ability to introduce new or upgraded products or services and customer acceptance of such services and our ability to obtain or retain listings from commercial real estate brokers, agents and property owners. Additional information concerning factors that could cause actual events or results to differ materially from those in any forward looking statement are contained in our Annual Report on Form 10-K and Quarterly Reports on Form 10-Q filed with the Securities and Exchange Commission (“SEC”), and other SEC filings made by us. Copies of filings made by us with the SEC are available on the SEC’s website or at http://investor.loopnet.com/sec.cfm. LoopNet does not intend to update the forward-looking statements included in this press release which are based on information available to us as of the date of this release.

LOOPNET, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands, except share data)

	December 31,	March 31,
	2010	2011
		(unaudited)
Assets
Current assets:
Cash and cash equivalents	$88,773	$93,805
Short-term investments	3,512	3,530
Accounts receivable, net of allowance of $236 and $195, respectively	1,494	1,744
Prepaid expenses and other current assets	1,095	1,111
Deferred income taxes	1,317	1,315

Total current assets	96,191	101,505

Property and equipment, net	2,010	2,556
Goodwill	41,507	41,507
Intangibles, net	8,940	8,299
Deferred income taxes, net, non-current	17,134	16,432
Deposits and other noncurrent assets	6,208	6,526

Total assets	$171,990	$176,825

Liabilities and stockholders’ equity
Current liabilities:
Accounts payable	$471	$820
Accrued liabilities and other current liabilities	3,393	3,167
Accrued compensation and benefits	3,522	2,531
Deferred revenue	8,888	9,443

Total current liabilities	16,274	15,961

Other long-term liabilities	2,491	2,644
Commitments and contingencies
Series A convertible preferred stock	48,546	48,631
Stockholders’ equity:
Common stock, $.001 par value, 125,000,000 shares authorized; 32,183,836 and 32,504,472 shares outstanding, respectively	40	40
Additional paid in capital	132,019	135,172
Other comprehensive loss	(389)	(383)
Treasury stock, at cost, 7,682,261 and 7,682,962 shares, respectively	(86,220)	(86,227)
Retained earnings	59,229	60,987

Total stockholders’ equity	104,679	109,589

Total liabilities and stockholders’ equity	$171,990	$176,825

LOOPNET, INC.
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(In thousands, except per share data)
(unaudited)

	Three months ended March 31,
	2010	2011
Revenues	$18,822	$20,713
Cost of revenue (1)	2,846	3,157

Gross margin	15,976	17,556

Operating expenses:
Sales and marketing (1)	4,290	5,134
Technology and product development (1)	2,949	3,659
General and administrative (1)	4,371	4,924
Amortization of acquired intangible assets	445	641

Total operating expenses	12,055	14,358

Income from operations	3,921	3,198

Interest and other (expense) income, net	(104)	(317)

Income before tax	3,817	2,881

Income tax expense	1,417	1,038

Net income	2,400	1,843
Convertible preferred stock accretion of discount	(85)	(85)

Net income applicable to common stockholders	$2,315	$1,758

Net income per share applicable to common stockholders:
Basic	$0.06	$0.04

Diluted	$0.05	$0.04

Shares used in per share calculation:
Basic	41,938	39,791

Diluted	43,281	41,881

(1)	Stock-based compensation is allocated as follows:

Cost of revenue	$128	$130
Sales and marketing	485	585
Technology and product development	682	801
General and administrative	827	994

Total	$2,122	$2,510

LOOPNET, INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(In thousands)
(unaudited)

	Three months ended March 31,
	2010	2011
Cash flows from operating activities:
Net income	$2,400	$1,843
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization expense	817	995
Stock-based compensation	2,122	2,510
Tax benefits from exercise of stock options	(141)	(165)
Deferred income taxes	557	704
Changes in operating assets and liabilities, net of effects of acquisitions:
Accounts receivable	(385)	(250)
Prepaid expenses and other assets	(820)	320
Accounts payable	9	348
Accrued expenses and other liabilities	95	(73)
Accrued compensation and benefits	(855)	(991)
Deferred revenue	202	555

Net cash provided by operating activities	4,001	5,796

Cash flows from investing activities:
Purchase of property and equipment	(153)	(900)
Purchase of investments	(2,050)	(500)
Acquisitions, net of acquired cash	(9,430)	—

Net cash used in investing activities	(11,633)	(1,400)

Cash flows from financing activities:
Net proceeds from exercise of stock options	76	960
Tax withholdings related to net share settlements of restrcted stock units	(168)	(482)
Repurchase of common stock	(2,924)	(7)
Tax benefits from exercise of stock options	141	165

Net cash provided by (used in) financing activities	(2,875)	636

Net increase (decrease) in cash and cash equivalents	(10,507)	5,032

Cash and cash equivalents at beginning of the period	125,571	88,773

Cash and cash equivalents at end of the period	$115,064	$93,805

LOOPNET, INC.
Reconciliation of GAAP Net Income to Adjusted EBITDA
(In thousands, except per share data)

	Three months ended March 31,
	2010	2011
GAAP net income	$2,400	$1,843

Add back (deduct):
Income tax expense	1,417	1,038
Depreciation and amortization	817	995
Interest and other expense (income), net	104	317
Stock-based compensation	2,122	2,510
Acquisition related costs	—	248

Adjusted EBITDA	$6,860	$6,951

Reconciliation of GAAP Net Income to Non-GAAP Net Income
(In thousands, except per share data)

	Three months ended March 31,
	2010	2011
GAAP net income	$2,400	$1,843

Add back (deduct):
Stock-based compensation	2,122	2,510
Acquisition related costs	—	248
Amortization of acquired intangible assets	445	641
Income taxes associated with non-GAAP adjustments	(950)	(1,224)

Non-GAAP net income	$4,017	$4,018

Diluted non-GAAP net income per share	$0.09	$0.10

Shares used in non-GAAP diluted net income per share calculation	43,281	41,881